EXHIBIT 99.1

Press Release	Source: MobilePro Corp.

MobilePro Signs Definitive Acquisition Agreement With Davel Creditors

Tuesday September 7, 9:12 am ET

MOBL to Acquire 25,000 locations and 42,000 Payphones to Create Nationwide Wireless Network

BETHESDA, Md., Sept. 7 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) today announced the signing of a definitive agreement between the two companies and the secured creditors of Davel whereby the Telco division of MobilePro will acquire 100% of Davel's senior secured debt in the approximate principal amount of $118 million, as well as approximately 95% of Davel's issued and outstanding common stock.
• (Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

The Davel acquisition is expected to add more than $50 million to MobilePro's annualized revenue and $.015 per share to its calendar 2005 earnings. In addition to the significant contribution to the revenue and earnings of MobilePro, the acquisition of Davel represents the addition of approximately 42,000 payphones in over 25,000 locations around the United States. The financial terms of the transaction were not disclosed. The closing of the transaction is subject to final regulatory approvals, which are expected within the next 60 days.

Jay Wright, MobilePro president and CEO, said, "Davel's payphone network gives MobilePro a tremendous real estate footprint for the deployment of Wi-Fi and/or Wi-Max wireless equipment and thus represents another major step in the execution of our strategic plan to become a leading next-generation telecommunications provider. Davel is led by Woody McGee, an excellent chief executive with strong wireless experience who I look forward to working with to implement the wireless network."

Kevin Kuykendall, MobilePro group president of Telco Operations, said, "Davel's 25,000 locations not only provide a perfect opportunity to deploy the new wireless technologies, but will also serve as a launching pad for additional services to be offered by MobilePro such as local, long distance, Internet, VoIP and prepaid calling cards that are not currently under contract with the locations. The Davel acquisition, coupled with our other recent acquisitions and announcements, will further enhance our revenue and earnings base, thus allowing us to move one step closer to achieving our goal of $120 million in annualized revenue by the end of 2004."

Woody McGee, CEO of Davel, said, "We at Davel are excited that our existing customers will have a variety of services to access from MobilePro's service portfolio. The offerings we can now provide will strengthen our existing relationships by allowing Davel to offer a total package solution for local and long distance, as well as payphone services. In addition, Davel will have the ability to offer a more competitive solution for future customers."

About Davel Communications, Inc.

Davel Communications, Inc. operates in a single business segment within the telecommunications industry, operating, servicing and maintaining a system of payphones throughout the United States. The company owns and operates a network of approximately 42,000 payphones in 46 states and the District of Columbia providing it with one of the broadest geographic ranges of coverage of any payphone provider with over 25,000 locations. The company's installed base generates revenue through both coin calls (local and long distance) and non-coin calls (calling cards, collect and third-party billed calls). Significant portions of the company's locations are in high-traffic areas such as convenience stores, shopping centers, truck stops, service stations and grocery stores.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD with operations in Hurst, Houston, Dallas and Beaumont TX; Coshocton, OH; Kansas City, KS; Janesville, WI; Detroit, MI; and Shreveport, LA. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. With the signing of the definitive agreement to acquire Davel, MobilePro has announced closed deals, definitive agreements and letters of intent with cumulative expected 2005 calendar revenue of more than $127 million.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.html .

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com .

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including the company's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the company to alter its present business strategy, the company's ability to attract management capable of implementing the company's existing or future business strategy and the risk factors set forth in the company's SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others. Additionally, while MobilePro expects regulatory approval shortly, shareholders should be aware that it is possible that for some unforeseen reason, failure or delay in obtaining regulatory approval could materially delay or prevent the closing of the transaction described above.

Source: MobilePro Corp.